Exhibit 3.2
Amendment to Bylaws of
American Woodmark Corporation
Effective as of December 31, 2014, the first sentence of Article II, Section 2, of the Company’s Bylaws will be amended to read as follows:
“The number of directors of the Corporation shall be nine ~~ten~~.”